EXHIBIT 14

Code Of Ethics

For The Chief Executive Officer And Financial Officers Of

Landry’s Restaurants, Inc.

The Chief Executive Officer (“CEO”) and financial officers of Landry’s Restaurants, Inc. (“Landry’s”) have an obligation to Landry’s, its shareholders, the public investor community, and themselves to maintain the highest standards of ethical conduct. In recognition of this obligation, Landry’s has adopted the following standards of ethical conduct for its CEO and financial officers. Adherence to these standards is integral to achieving the objectives of Landry’s and its shareholders. The CEO and financial officers shall not commit acts contrary to these standards, nor shall they condone the commission of such acts by others within Landry’s.

Competence

The CEO and financial officers have a responsibility to:

•	Perform their professional duties in accordance with relevant laws, regulations, and technical standards.

•	Prepare accurate, complete, clear and timely financial statements, reports and recommendations after appropriate analysis of relevant and reliable information.

Confidentiality

The CEO and financial officers have a responsibility to protect Landry’s by:

•	Refraining from disclosing confidential information acquired in the course of their work except when authorized, unless legally obligated to do so.

•	Informing subordinates as appropriate regarding the confidentiality of information acquired in the course of their work and monitoring their activities to assure the maintenance of that confidentiality.

•	Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage either personally or through third parties.

Integrity

The CEO and financial officers have a responsibility to:

•	Comply with rules and regulations of federal, state and local governments, and appropriate private and public regulatory agencies or organizations.

•	Act in good faith, responsibly, and without misrepresenting material facts.

•	Avoid actual or apparent conflicts of interest (without appropriate approval), and advise all appropriate parties of any potential conflict.

•	Refrain from engaging in any activity that would prejudice their ability to carry out their duties ethically.

•	Refuse any gift, favor, or hospitality that would unduly influence or would appear to unduly influence their actions.

•	Comply with this Code of Ethics.

•	Refrain from either actively or passively subverting the attainment of Landry’s legitimate and ethical objectives.

•	Recognize and communicate professional limitations or other constraints that would preclude responsible judgment or successful performance of an activity.

•	Promptly report to senior management or the Audit Committee any fraudulent activities or other significant information relating to material errors in accounting, auditing matters, internal accounting controls or any violation of this Code of Ethics.

•	Refrain from engaging in or supporting any activity that would discredit Landry’s.

Disclosure

The CEO and financial officers have a responsibility to promote:

•	Full, fair, accurate, timely, and understandable disclosure in the periodic reports Landry’s is required to file.

IN WITNESS WHEREOF, the undersigned certifies that he/she has read the above Code of Ethics and agrees to abide thereby.

Date: , 2004

(Signature)

(Print Name)